UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2026

AppTech Payments Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-39158	65-0847995
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5876 Owens Ave, Suite 100

Carlsbad, California 92008

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (760) 707-5959

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.001 per share	APCX	OTCQB
Warrants, each whole warrant exercisable for one share of common stock at an exercise price of $4.15	APCXW	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 3, 2026, AppTech Payments Corp. (the “Company”) entered into securities purchase agreements (the “Purchase Agreements”) with each of LendSpark Corporation (“LendSpark”) and Manetto Hill Fund Series I, LLC (“Manetto,” and together with LendSpark, the “Investors”), pursuant to which each Investor agreed to purchase, and the Company agreed to issue and sell to such Investor, an 18% promissory note in the principal amount of $500,000 (each, a “Note” and collectively, the “Notes”) for a purchase price of $475,000 per Note (reflecting an original issue discount of $25,000 per Note). Each Investor also received a common stock purchase warrant to purchase 500,000 shares of the Company’s common stock, par value $0.001 per share (each, a “Warrant” and collectively, the “Warrants,” and together with the Notes, the “Securities”). The Notes and Warrants were issued in a private placement transaction.

The Note was issued on April 3, 2026 with a principal amount of $500,000, which includes an original issue discount of $25,000. The purchase price paid by the Investor for the Note was $475,000, subject to certain transaction expense deductions as described below.

The Note bears interest at a rate of 18% per annum, and matures 14 months from the issue date (the “Maturity Date”). The Note provides for amortization payments in cash, beginning May 4, 2026, with scheduled payments continuing through the Maturity Date.

The Note is convertible, at the Investor’s option and subject to certain limitations, into shares of the Company’s common stock at a fixed conversion price of $2.00 per share, subject to adjustment as provided in the Note. The Note contains a beneficial ownership limitation of 4.99% (which limits the extent to which the Investor may convert the Note if such conversion would cause the Investor and its attribution parties to beneficially own more than 4.99% of the Company’s outstanding common stock).

The Note contains customary events of default, including, among others, failure to pay amounts when due (subject to cure periods), failure to timely deliver shares upon conversion, breaches of covenants, and certain insolvency events. Upon an event of default, amounts outstanding under the Note may become immediately due and payable and the Investor may be entitled to receive an amount equal to 125% of the outstanding principal and accrued interest (including default interest), as provided in the Note, and may have the right to convert amounts due at alternative pricing terms set forth in the Note.

In connection with the Purchase Agreement, the Company also issued the Warrant to the Investor. The Warrant is exercisable for up to 500,000 shares of Common Stock at an initial exercise price of $1.00 per share, subject to adjustment as provided in the Warrant, and expires five years from the issuance date. The Warrant includes, among other things, (i) a 4.99% beneficial ownership limitation, (ii) provisions for cashless exercise in certain circumstances, and (iii) customary anti-dilution protections, including adjustments in the event of dilutive issuances and stock splits or similar events, in each case as set forth in the Warrant.

In connection with the transactions contemplated by the Purchase Agreements, Infinitus Pay Inc., a wholly-owned subsidiary of the Company (“Infinitus”), entered into a guaranty agreement (the “Guaranty”) in favor of the Investors, pursuant to which Infinitus guaranteed the Company’s obligations under the Notes upon the occurrence of an event of default, and granted the Investors a security interest in certain collateral as set forth in the Guaranty.

In connection with the transactions described above, the Company agreed to pay certain fees and expenses, including fees payable to HCC Securities Group, Inc., a registered broker-dealer, as placement agent.

The foregoing summaries of the Purchase Agreements, the Notes, the Warrants and the Guaranty do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, which are filed as exhibits to this Current Report on Form 8-K and incorporated herein by reference.

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Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 with respect to the Transaction Documents above of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 above of this Current Report on Form 8-K with respect to the transaction documents is incorporated by reference into this Item 3.02. The Note and the shares of common stock issuable upon conversion of the Note have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and were offered and sold in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

Item 9.01. Financial Statements and Exhibits.

(d)   Exhibits

The following exhibits are filed with this Current Report on Form 8-K:

Number	Exhibit Description
4.1	Form of Common Stock Purchase Warrant
10.1	Form of Securities Purchase Agreement
10.2	Form of Promissory Note
10.3	Guaranty, dated as of April 3, 2026, made by Infinitus Pay Inc., in favor of LendSpark Corporation and Manetto Hill Fund Series I, LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPTECH PAYMENTS CORP.

Date: April 10, 2026	By:	/s/ Thomas DeRosa
Thomas DeRosa
Chief Executive Officer

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